EXHIBIT 99.1

For Immediate Release

HEALTHTRONICS ANNOUNCES AMENDMENT TO SENIOR CREDIT FACILITY

AUSTIN, TX, April 15, 2008 – HealthTronics, Inc. (NASDAQ: HTRN) (the “Company”) today announced that it has entered into an agreement to amend its senior credit facility. The amendment reflects the following changes:

•	It increases the revolving line of credit from $50 million to $60 million. The Company currently has no amounts outstanding under this revolving line of credit.

•	It enables the Company to repurchase up to $10 million of its common stock, whether through a stock repurchase program in the open market or otherwise.

•

It increases the dollar amount of permitted acquisitions under the acquisitions negative covenant from $25 million to $30 million during any twelve month period, and provides that the full $30 million is available on the date of the amendment.

•

It provides approval of the lenders for the Company’s previously-announced acquisition of Advanced Medical Partners, Inc., which the Company anticipates will close this month, and which will not count against the $30 million permitted acquisitions allowance.

James Whittenburg, President and CEO of the Company commented, “This amendment supports management’s belief that our Company has passed an important inflection point. The results of operations for the last two reported quarters demonstrate positive trends in our core urology business which we expect to continue. Management believes this amendment is meaningful in several respects, particularly in light of the current turmoil in the debt markets:

1)

Our improved borrowing capacity is consistent with the improved results of operations in our core urology services business stemming from a more efficient operating structure developed over the last eighteen months. This improved operating structure and broad geographic and customer diversification create a strong and stable source of cash flow.

2)

The increased credit line, along with the increased and renewed permitted acquisitions allowance, significantly adds to our flexibility in pursuing new opportunities. The added flexibility and the improved operating efficiency enable our executive team to be more focused on evaluating opportunities that add meaningfully to our growth objectives and benefit our physician partners.

3)

The amendment also adds the capability for us to acquire up to $10 million of our common stock which provides the Company an added and important potential use of capital at a time when the public markets are trending less favorably and the investment community may not fully appreciate the gains in our core business and the future potential of our strategic growth initiatives.

We are pleased with our accomplishments reflected in the results of operations for our core business, and we are excited by the potential growth opportunities we are pursuing.”

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services.” For more information, visit www.healthtronics.com.

Statements by the Company’s management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics' expectations include, among others, the existence of demand for and acceptance of HealthTronics' products and services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics' periodic filings with the Securities and Exchange Commission.

CONTACT:
HealthTronics, Inc.
Ross Goolsby, CFO
(512) 314-4554
www.healthtronics.com